Exhibit 99.1

Viking Therapeutics Reports First Quarter 2020 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Enrollment Continues in Phase 2b VOYAGE Study of VK2809 in NASH

•	New Data from VK2809 Phase 2 NAFLD Trial to be Highlighted at EASL

•	IND Filing for VK0214 in X-ALD on Track for Mid-Year

•	Balance Sheet Remains Strong, Quarter-End Cash Approximately $270 Million

SAN DIEGO, April 30, 2020 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the first quarter ended March 31, 2020, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended March 31, 2020:

”During the first quarter, we made continued progress on our Phase 2b VOYAGE clinical trial evaluating VK2809 in patients with biopsy-confirmed NASH and fibrosis,” stated Brian Lian, Ph.D., chief executive officer of Viking Therapeutics.  “We have been proactive in implementing steps to mitigate the potential impact of the coronavirus pandemic, and are closely monitoring this evolving challenge.  We are encouraged that enrolled patients continue to receive treatment, new patients continue to enroll, and clinical site activations remain ongoing.  That said, the pandemic has disrupted each of these activities on some level.  We currently anticipate completion of enrollment in VOYAGE in the first half of 2021.  In the first quarter, we also made progress with our second thyroid hormone receptor beta agonist, VK0214, for the treatment of X-linked adrenoleukodystrophy.  We currently expect to submit an IND for VK0214 this summer and initiate clinical studies with this candidate in the third quarter.  Finally, we remain vigilant in managing our balance sheet and ended the quarter with $269 million in cash and cash equivalents, which we believe provides sufficient runway to accomplish multiple development milestones.”

Pipeline and Corporate Highlights

•

Enrollment continues in Phase 2b VOYAGE study evaluating VK2809 in biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis.  VK2809 is an orally available small molecule agonist of the thyroid hormone receptor that possesses selectivity for liver tissue, as well as the beta receptor subtype, and has demonstrated promising therapeutic potential in a range of lipid disorders, including NASH.  In September 2018, the company announced positive results from a 12-week Phase 2 trial of VK2809 in patients with hypercholesterolemia and non-alcoholic fatty liver disease (NAFLD).  Patients receiving VK2809 in this study demonstrated potent reductions in liver fat content and plasma lipids compared with patients receiving placebo.

In 2019, the company initiated the Phase 2b VOYAGE trial.  This trial is a randomized, double-blind, placebo-controlled, multicenter study designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis ranging from stages F1 to F3.  The study is targeting enrollment of approximately 340 patients across five treatment arms: 1.0 mg daily; 2.5 mg daily; 5.0 mg every other day; 10.0 mg every other day; and placebo.

The primary endpoint of the study will evaluate the relative change in liver fat content, as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF) from baseline to Week 12 in subjects treated with VK2809, as compared to placebo.  Secondary objectives include evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of dosing.  Enrollment is continuing at U.S. sites, with ex-U.S. sites expected to open later this year.

•

Additional data from VK2809 Phase 2 trial to be highlighted in podium presentation at EASL.  An abstract describing additional data from the company’s completed 12-week Phase 2 trial of VK2809 in patients with NAFLD and hypercholesterolemia has been selected for oral presentation at the 2020 International Liver Congress, hosted by the European Association for the Study of the Liver (EASL).  Due to the COVID-19 pandemic, this event has been postponed until August 25-28, 2020.

•

IND-enabling work near completion for VK0214 for the treatment of X-ALD – IND filing expected mid-year.  VK0214 is being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a devastating disease for which there is currently no therapeutic treatment.  X-ALD is caused by a defect in the ABCD1 peroxisomal transporter.  This defect can result in an accumulation of very long chain fatty acids in plasma and tissue, which is believed to contribute to the severe cerebral and motor neuron toxicities that are characteristic of the disease.

To date, findings from in vitro and in vivo studies have demonstrated that administration of VK0214 results in a significant reduction of very long chain fatty acids in both plasma and tissue, potentially leading to a therapeutic benefit.  These promising results were achieved through the company's ongoing collaboration with the Kennedy Krieger Institute – one of the world's leading X-ALD research centers.  The company plans to file an IND in mid-2020 and initiate clinical studies in the third quarter.

•	Balance sheet remains strong with approximately $270 million in cash. Viking completed the first quarter of 2020 with $269.2 million in cash, cash equivalents and short-term investments.

•	Upcoming investor events. Viking management will participate in the following upcoming investor events:

6th Annual SunTrust Robinson Humphrey Life Science Summit
Date: May 5- 6, 2020

Virtual Format

UBS Global Healthcare Conference
Dates: May 18 – 20, 2020
Virtual Format

Jefferies Global Healthcare Conference
Dates: June 2 –4, 2020
Virtual Format

Raymond James Healthcare Conference
Dates: June 16 - 17, 2020
Virtual Format

Q1 2020 Financial Highlights

Research and development expenses for the three months ended March 31, 2020 were $8.0 million compared to $4.5 million for the same period in 2019.  The increase was primarily due to increased expenses related to our clinical studies, with the initiation of the Phase 2b VOYAGE study in November 2019, pre-clinical studies, and manufacturing for our drug candidates, partially offset by decreased expenses related to services provided by third-party consultants.

General and administrative expenses for the three months ended March 31, 2020 were $3.0 million compared to $2.3 million for the same period in 2019.  The increase was primarily due to increased expenses related to stock-based compensation, legal expenses, and salaries and benefits, partially offset by decreased expenses related to services provided by third-party consultants and professional fees.

For the three months ended March 31, 2020, Viking reported a net loss of $9.7 million, or $0.13 per share, compared to a net loss of $4.9 million, or $0.07 per share, in the corresponding period in 2019.  The increase in net loss and net loss per share for the three months ended March 31, 2020 was primarily due to increased research and development and general and administrative expenses noted previously, as well as decreased interest income due to the decline in interest rates throughout the first quarter of 2020 as compared to prevailing interest rates during the first quarter of 2019.

Balance Sheet as of March 31, 2020

At March 31, 2020, Viking held cash, cash equivalents and short-term investments totaling $269.2 million and had 72,562,863 shares of common stock outstanding.

Conference Call

Management will host a conference call to discuss the company’s first quarter 2020 financial results today at 4:30 pm Eastern.  To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until May 7, 2020 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 10141875.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Viking’s website at www.vikingtherapeutics.com.  An archive of the webcast will be available for 30 days on the company's website at www.vikingtherapeutics.com.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, orally available, first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders.  Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed NASH and fibrosis.  In a Phase 2 trial for the treatment of NAFLD and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo.  The company is also developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of X-linked adrenoleukodystrophy (X-ALD).

Viking's other programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator (SARM).  In a Phase 2 trial in patients recovering from hip fracture, patients who received VK5211 experienced significant improvements in measures of lean body mass compared with patients who received placebo.  Other programs also include earlier-stage programs targeting metabolic diseases and anemia.  The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act

of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, including the Company’s expected timing for an IND filing and the initiation of clinical studies in X-ALD for VK0214 and plans for opening sites outside the U.S. in the Company’s VOYAGE Phase 2b study, as well as the company's goals and plans regarding VK2809 and its prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2809 and VK0214; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; risks related to the COVID-19 pandemic; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2019, including the risk factors set forth in that filing. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues	$—	$—
Operating expenses:
Research and development	7,987	4,496
General and administrative	2,961	2,310
Total operating expenses	10,948	6,806
Loss from operations	(10,948)	(6,806)
Other income (expense):
Amortization of financing costs	(45)	(30)
Interest income, net	1,304	1,914
Realized gain (loss) on investments, net	2	(2)
Total other income, net	1,261	1,882
Net loss	(9,687)	(4,924)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(824)	374
Comprehensive loss	$(10,511)	$(4,550)

Basic and diluted net loss per common share	$(0.13)	$(0.07)
Weighted-average shares used to compute basic and diluted net loss per share	72,356	71,755

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,260	$8,377
Short-term investments – available for sale	253,901	267,261
Prepaid clinical trial and preclinical study costs	6,738	7,458
Prepaid expenses and other current assets	547	405
Total current assets	276,446	283,501
Right-of-use assets	530	598
Deferred public offering and other financing costs	99	128
Deposits	29	29
Total assets	$277,104	$284,256
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,098	$2,431
Other accrued liabilities	5,135	4,044
Lease liability, current	309	302
Total current liabilities	8,542	6,777
Lease liability, net of current portion	279	360
Total long-term liabilities	279	360
Total liabilities	8,821	7,137
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at March 31, 2020 and December 31, 2019; no shares issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at March 31, 2020 and December 31, 2019; 72,562,863, and 72,413,602 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	407,478	405,803
Accumulated deficit	(138,384)	(128,697)
Accumulated other comprehensive income (loss)	(812)	12
Total stockholders’ equity	268,283	277,119
Total liabilities and stockholders’ equity	$277,104	$284,256

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com